As filed with the Securities and Exchange Commission on July 19, 2021.

Registration No. 333-254186

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

Amendment No. 3

to

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OTONOMO TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

State of Israel	7372	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Otonomo Technologies Ltd.

16 Abba Eban Blvd.

Herzliya Pituach 467256, Israel

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Ryan J. Maierson John M. Greer Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Tel: (713) 546-5400	Joshua G. Kiernan Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom Tel: (+44) (20) 7710-1000	Amir Raz Perry Wildes Gross & Co. One Azrieli Center Tel Aviv 6701101, Israel Tel: +972 (3) 607-4444	Christian Nagler Brooks Antweil Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(7)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Ordinary shares, no par value per share(4)	21,572,500	$10.405	$224,461,862.50	$24,488.79
Warrants to purchase ordinary shares(5)	13,825,000	—	—	—
Ordinary shares underlying warrants(6)	13,825,000	$12.98	$179,448,500.00	$19,577.83
Total			$403,910,362.50	$44,066.62(8)

(1)

The number of ordinary shares, no par value per share (“Otonomo ordinary shares”), of Otonomo Technologies Ltd. (“Otonomo”) and warrants (“Otonomo warrants”) to purchase Otonomo ordinary shares being registered is based upon an estimate of the sum of (a) the maximum number of shares of Class A common stock, par value $0.0001 per share (“Class A Stock”), of Software Acquisition Group Inc. II (“SWAG”) that will be outstanding immediately prior to the Business Combination (as defined herein) and exchanged for one Otonomo ordinary share for each such share of Class A Stock, assuming the Stock Split (as defined herein) has occurred; (b) the maximum number of shares of Class B common stock, par value $0.0001 per share of SWAG (“Class B Stock” and, together with the Class A Stock, the “SWAG Common Stock”) that will be outstanding immediately prior to the Business Combination and exchanged for one Otonomo ordinary share for each such share of Class B Stock, assuming the Stock Split occurred; and (c) the maximum number of warrants of SWAG (“SWAG warrants”) that will be outstanding immediately prior to the Business Combination and exchanged for one Otonomo warrant for each such SWAG warrant, assuming the stock split has occurred. Includes 10,000 Otonomo ordinary shares that may be issuable as a result of the provision of the Business Combination Agreement (as defined herein) that rounds up to the nearest share in lieu of issuing fractional shares.

(2)

In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on (i) in respect of Otonomo ordinary shares to be issued to SWAG stockholders, the average of the high ($10.56) and low ($10.25) prices of the shares of Class A Stock on the Nasdaq Capital Market (“Nasdaq”) on March 9, 2021, and (ii) in respect of Otonomo warrants to be issued to SWAG warrant holders, the sum of (a) the average of the high ($1.58) and low ($1.38) prices for the SWAG warrants on Nasdaq on March 9, 2021 and (b) $11.50, the exercise price of the SWAG warrants, resulting in a combined maximum offering price per warrant of $12.98. The maximum number of Otonomo warrants and Otonomo ordinary shares issuable upon exercise of the Otonomo warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Otonomo warrants has been allocated to the underlying Otonomo ordinary shares and those Otonomo ordinary shares are included in the registration fee.

(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001091.
(4)

Represents Otonomo ordinary shares issuable in exchange for outstanding SWAG Common Stock upon the merger of Butterbur Merger Sub Inc. (“Merger Sub”) with and into SWAG pursuant to the Business Combination.

(5)

Represents warrants of Otonomo, each whole warrant entitling the holder to purchase one Otonomo ordinary share, to be issued in exchange for warrants of SWAG upon the merger of Merger Sub with and into SWAG pursuant to the Business Combination.

(6)	Represents Otonomo ordinary shares underlying warrants of Otonomo.
(7)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(8)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Otonomo Technologies Ltd. is filing this Amendment No. 3 to its registration statement on Form F-4 (File No. 333-254186) (the “Registration Statement”) as an exhibit-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

The Companies Law, 5759-1999 provides that a company may not exempt or indemnify a director or an executive officer (each an “Officer”) for, or enter into an insurance contract that would provide coverage for, any liability incurred as a result of any of the following: (i) a breach by the Officer of his or her duty of loyalty unless, with respect to insurance coverage or indemnification, due to a breach of his or her duty of loyalty to the company committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the company; (ii) a breach by the Officer of his or her duty of care to the company committed intentionally or recklessly; (iii) any act or omission done with the intent of unlawfully realizing personal gain; or (iv) a fine, monetary sanction, forfeit or penalty imposed upon an Officer. In addition, the Companies Law provides that Officers can only be exempted in advance with respect to liability for damages caused as a result of a breach of their duty of care to the company (but not for such breaches committed intentionally or recklessly, as noted above, or in connection with a distribution (as defined in the Companies Law)).

Otonomo’s Articles of Association include provisions under which officers are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

Item 21. Exhibits and Financial Statements Schedules

Exhibit Number	Description
2.1*†	Business Combination Agreement, dated as of January 31, 2021, by and among Otonomo, SWAG and Merger Sub (included as Annex A to the proxy statement/prospectus).

3.1*	Articles of Association of Otonomo.

3.2*	Form of Amended and Restated Articles of Association of Otonomo.

3.3*	Amended and Restated Certificate of Incorporation of SWAG.

4.1*	Specimen Unit Certificate of SWAG.

4.2*	Specimen Class A Common Stock Certificate of SWAG.

4.3*	Specimen Warrant Certificate of SWAG.

4.4*	Warrant Agreement, dated as of September 14, 2020, between Continental and SWAG.

4.5*	Registration Rights Agreement, dated as of September 14, 2020, by and among SWAG, Sponsor and certain equityholders of SWAG.

4.6*	Letter Agreement, dated as of September 14, 2020, by and among SWAG, its officers and directors, and Sponsor.

4.7*	Specimen Ordinary Share Certificate of Otonomo.

4.8*	Specimen Warrant Certificate of Otonomo.

4.9*	Form of Amended and Restated Warrant Agreement, by and among Otonomo, SWAG and Continental.

4.10*	Registration Rights Agreement, dated as of January 31, 2021, by and among Otonomo, certain equityholders of Otonomo and certain equityholders of SWAG.

5.1*	Opinion of Gross & Co. as to the validity of the Otonomo ordinary shares to be issued.

Exhibit Number	Description

5.2*	Opinion of Latham & Watkins LLP as to the validity of the Otonomo warrants to be issued.

8.1*	Opinion of Kirkland & Ellis LLP regarding certain federal income tax matters.

10.1*	Investment Management Trust Agreement, dated as of September 14, 2020, by and between Continental and SWAG.

10.2*	Administrative Support Agreement, dated as of September 14, 2020, by and between SWAG and Sponsor.

10.3*	Form of Support Agreement, dated as of January 31, 2021, by and among Otonomo, SWAG and certain equityholders of Otonomo.

10.4*	Sponsor Letter Agreement, dated as of January 31, 2021, by certain officers, directors and initial stockholders of SWAG in favor of Otonomo and SWAG.

10.5*	Confidentiality and Lockup Agreement, dated as of January 31, 2021, by and among Otonomo, certain equityholders and members of management of Otonomo and certain equityholders of SWAG.

10.6*	Form of Subscription Agreement, by and between Otonomo and the subscribers party thereto.

10.7*†††	2016 Share Award Plan of Otonomo.

10.8*†††	Form of 2021 Otonomo Equity Incentive Plan.

10.9*†††	Form of Director and Officer Indemnification Agreement.

10.10*†††	Form of Otonomo Technologies Ltd. Compensation Policy

10.11*†††	Form of Option Award Agreement under the 2021 Otonomo Equity Incentive Plan.

10.12*†††	Form of Restricted Stock Unit Agreement under the 2021 Otonomo Equity Incentive Plan.

10.13*††	Vehicle-Data Marketplace Agreement, by and between Otonomo GmbH and Mitsubishi Motors Corporation, dated June 30, 2020.

10.14*††	IOT Hub Software License Agreement, by and between Otonomo and Mitsubishi Motors Corporation, dated June 30, 2020.

10.15*	Addendum to IOT Hub Software License Agreement, by and between Otonomo and Mitsubishi Motors Corporation, dated November 30, 2020.

21.1*	List of subsidiaries of Otonomo.

23.1*	Consent of Somekh Chaikin, Member Firm of KPMG International, independent registered public accounting firm for Otonomo.

23.2*	Consent of Marcum LLP, independent registered accounting firm for SWAG.

23.3*	Consent of Gross & Co. (included in Exhibit 5.1).

23.4*	Consent of Latham & Watkins LLP (included in Exhibit 5.2).

23.5*	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1).

24.1*	Power of Attorney (included on signature page to the initial filing of this Registration Statement).

99.1	Form of Proxy for Special Meeting.

99.2*	Consent of Jonathan Huberman (Director Nominee).

99.3*	Consent of Vered Raviv Schwarz (Director Nominee).

99.4*	Consent of SBD North America, LLC DBA SBD Automotive

*	Previously filed.

†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

†††	Indicates a management contract or compensatory plan.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herzliya Pituach, Israel on the 19th day of July, 2021.

OTONOMO TECHNOLOGIES LTD.

By:	/s/ Ben Volkow
Name: Ben Volkow
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Ben Volkow	Chief Executive Officer and Director	July 19, 2021
Ben Volkow	(Principal Executive Officer)

*	Chief Financial Officer	July 19, 2021
Bonnie Moav	(Principal Financial Officer and Principal Accounting Officer)

*	Director	July 19, 2021
Benny Schnaider

*	Director	July 19, 2021
Andy Geisse

*	Director	July 19, 2021
Amit Karp

*	Director	July 19, 2021
Yuval Cohen

*By:	/s/ Ben Volkow
Name: Ben Volkow
Title: Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Otonomo Technologies Ltd. has signed this registration statement in the City of New York, State of New York, on the 19th day of July, 2021.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.